EXHIBIT 23.2

Chang G. Park, CPA, Ph. D.
t 371 E STREET t CHULA VISTA t CALIFORNIA 91910-2615t
t TELEPHONE (858)722-5953 t FAX (858) 408-2695 t FAX (858) 764-5480
t E-MAIL changgpark@gmail.com t

September 17, 2007

To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of September 14, 2007 on the audited financial statements of Dot VN, Inc. and subsidiary as of April 30, 2007 and 2006, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,
/s/ Chang G. Park
Chang G. Park, CPA

Member of the California Society of Certified Public Accountants
Registered with the Public Company Accounting Oversight Board